Independent Auditors' Consent



The Board of Trustees and Shareholders
The Dreyfus/Laurel Funds, Inc.:



We consent to the use of our report dated December 15, 1995 with respect to the Dreyfus Bond Market Index Fund and the Dreyfus Disciplined Stock Fund of The Dreyfus/Laurel Funds, Inc. incorporated by reference in the Prospectuses and Statements of Additional Information under the heading "Financial Statements" and to the reference to our Firm under the heading "Financial Highlights" in the Prospectus and "Custodian, Transfer and Dividend Disbursing Agent, Counsel and Independent Auditors" in the Statements of Additional Information dated February 28, 1996.




New York, New York
February 28, 1996